UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Highland Floating Rate High Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

300 Crescent Court, Suite 700
Dallas, Texas 75201

Telephone Number:	972-419-2556

Name and Address of Agent for Service of Process:

Brian Mitts
300 Crescent Court, Suite 700
Dallas, Texas 75201

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Dallas, Texas, on the 4th day of June, 2013.

Highland Floating Rate High Income Fund

By:	/s/ Brian Mitts
Brian Mitts
President and Principal Executive Officer

Attest:

/s/ Ethan Powell
Ethan Powell
Secretary